Exhibit 10.1
Approved May 27, 2010
NON-EMPLOYEE DIRECTOR COMPENSATION
•	Annual Retainers: $50,000, plus
•	Audit Committee:
•	Chair: $35,000

•	Member: $25,000
•	Other Committee:
•	Chair: $20,000

•	Member: $12,500
Note: These retainers will be payable on a quarterly basis, generally in advance, with the first payment of the term being made for the quarter beginning July 1 following the date of the annual meeting of stockholders and following the re-election of the director to the board and the designation of committee responsibilities. Amounts will be pro-rated for partial year service.
•	Meeting Attendance: There will be no per meeting fees.

•	Restricted Stock Awards:
•	Initial Election: Number of shares equal to $140,000 (increasing by 5% per year in 2011) divided by the average trading price for the 10 trading days preceding the date of initial election.

•	Annual Award: Number of shares equal to $100,000 (increasing by 5% per year beginning in 2011) divided by the average trading price for the 10 trading days preceding the date of the annual meeting.
Note: These awards will be made under the Amended and Restated 2006 Equity Incentive Plan on the date of the annual meeting of stockholders and will vest one year following the date of grant. If the director resigns or is removed prior to the vesting, or if director fails to attend 75% or more of the Board and applicable committee meetings during that 12-month period, shares would be forfeited unless resignation or failure is caused by director’s disability.

SHARAD MANSUKANI
VICE CHAIRMAN-STRATEGIC PLANNING OF BOARD OF DIRECTORS
Responsibilities:
Develop and analyze Company’s strategic plan and opportunities. Periodically report to the full Board of Directors. Without limiting the scope of the foregoing, the Vice Chair activities will include:
(i)	overseeing and evaluating the company’s significant provider, primarily physician, relationships and providing guidance on the development of new physician relationships;

(ii)	identifying and analyzing potential merger and acquisition transactions;

(iii)	overseeing strategic plan development and implementation;

(iv)	overseeing other significant business development opportunities, including new lines of business, either de novo or stand-alone or through joint ventures, management arrangements, and provider partnerships; and

(v)	assisting federal governmental relations, including educational and informational activities with regard to health care reform.
Compensation:
Fees, in addition to other Board and committee fees, will consist of:
•	Annual Cash Retainer: $225,000

•	Annual Non-qualified Stock Option Award: beginning with the annual meeting of stockholders in 2011, $50,000 (notional amount) divided by average trading price for the 10 days preceding the date of the annual meeting; vesting ratably over a four-year period

•	Annual Restricted Stock Grant: beginning with the annual meeting of stockholders in 2011, $50,000 divided by average trading price for the 10 days preceding the date of the annual meeting; vesting ratably over a four-year period